EX-99.e.1.i.a AMENDMENT 1 TO SCHEDULE I OF THE DISTRIBUTION AGREEMENT

     This Schedule to the Distribution Agreement between Delaware Group® Foundation Funds® and Delaware Distributors, L.P. entered into as of May 15, 2003 (the “Agreement”), amended as of the 17th day of August, 2009, lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to the Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

			Portion designated
		Total 12b-1 Plan Fee	as Service Fee Rate
		Rate (per annum of	(per annum of the
		the Series’ average	Series’ average
		daily net assets	daily net assets
		represented by shares	represented by	Original
Series Name	Class Names	of the Class)	shares of the Class)	Effective Date
Delaware Conservative Allocation Portfolio	A Class	.30%		April 19, 2001
	B Class	1.00%	.25%	April 19, 2001
	C Class	1.00%	.25%	April 19, 2001
	R Class	.60%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware Aggressive Allocation Portfolio	A Class	.30%		April 19, 2001
	B Class	1.00%	.25%	April 19, 2001
	C Class	1.00%	.25%	April 19, 2001
	R Class	.60%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware Moderate Allocation Portfolio	A Class	.30%		April 19, 2001
	B Class	1.00%	.25%	April 19, 2001
	C Class	1.00%	.25%	April 19, 2001
	R Class	.60%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware Foundation® Equity Fund	A Class	.30%		August 14, 2009
	C Class	1.00%	025%	August 14, 2009
	R Class	.60%		August 14, 2009
	Institutional Class			August 14, 2009

DELAWARE DISTRIBUTORS, L.P. DELAWARE DISTRIBUTORS, INC., General Partner

By: Name: Title:	Philip N. Russo Philip N. Russo Executive Vice President

Delaware Group Foundation Funds
on behalf of the Series listed on Schedule I

By: Name: Title:	Patrick P. Coyne Patrick P. Coyne President and Chief Executive Officer